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Exhibit B

              Certificate of Designations of the Preferred Stock
                                      of
                                Xyvision, Inc.
                               To be Designated
                           Series B Preferred Stock

   Xyvision, Inc. a Delaware corporation (the "Corporation"), pursuant to authority conferred on the Board of Directors of the Corporation by the Certificate of Incorporation and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, certifies that the Board of Directors of the Corporation, at a meeting duly called and held, at which a quorum was present and acting throughout, duly adopted the following resolution:

   RESOLVED: That, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of its Certificate of Incorporation, a series of Preferred Stock of the Corporation be and hereby is established, consisting of 300,000 shares, to be designated "Series B Preferred Stock" (hereinafter "Series B Preferred Stock"); that the Board of Directors be and hereby is authorized to issue such shares of Series B Preferred Stock from time to time and for such consideration and on such terms as the Board of Directors shall determine; and that, subject to the limitations provided by law and by the Certificate of Incorporation, the powers, designations, preferences and relative, participating, optional or other special rights of, and the qualifications, limitations or restrictions upon, the Series B Preferred Stock shall be as follows:

   SERIES B PREFERRED STOCK.

   A total of 300,000 shares of the authorized and unissued Preferred Stock of the Corporation is hereby designated "Series B Preferred Stock" (the "Series B Preferred Stock") with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.

   1. Dividends.
(a) The holders of shares of Series B Preferred Stock shall be entitled to receive, out of funds legally available therefor, dividends of $.40 per share per annum (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), payable in arrears on the last day of each calendar quarter. Such dividends shall accrue and shall be cumulative from the date of issuance of each share of Series B Preferred Stock, whether or not declared.

     (b) The Corporation shall not declare or pay any dividends or other distributions on shares of Common Stock until the holders of the Series B Preferred Stock then outstanding shall have first received a dividend at the rate specified in paragraph (a) of this Section 1.

   2. Liquidation, Dissolution or Winding Up; Certain Mergers,
Consolidations and Asset Sales.
(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any other class or series of stock of the Corporation ranking on liquidation prior and in preference to the Series B Preferred Stock (collectively referred to as "Senior Preferred Stock"), but before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Series B Preferred Stock (such Common Stock and other stock being collectively referred to as "Junior Stock") by reason of their ownership thereof, an amount equal to $12.50 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar

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recapitalization affecting such shares), plus any dividends declared or accrued but unpaid thereon. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series B Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Series B Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

   (b) After the payment of all preferential amounts required to be paid to the holders of Senior Preferred Stock, Series B Preferred Stock and any other class or series of stock of the Corporation ranking on liquidation on a parity with the Series B Preferred Stock, upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of Junior Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders.

   (c) In the event of any merger or consolidation of the Corporation into or with another corporation (except one in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least 80 by voting power of the capital stock of the surviving corporation), or the sale of all or substantially all the assets of the Corporation, if the holders of at least 66 2/3% of the then outstanding shares of Series B Preferred Stock so elect by giving written notice thereof to the Corporation within 20 days after delivery of written notice of such a transaction by the Corporation, then such merger, consolidation or asset sale shall be deemed to be a liquidation of the Corporation, and all consideration payable to the stockholders of the Corporation (in the case of a merger or consolidation), or all consideration payable to the Corporation, together with all other available assets of the Corporation (in the case of an asset sale), shall be distributed to the holders of capital stock of the Corporation in accordance with Subsections 2(a) and 2(b) above. The Corporation shall promptly provide to the holders of shares of Series B Preferred Stock such information concerning the terms of such merger, consolidation or asset sale and the value of the assets of the Corporation as may reasonably be requested by the holders of Series B Preferred Stock in order to assist them in determining whether to make such an election. If the holders of the Series B Preferred Stock make such an election, the Corporation shall use its best efforts to amend the agreement or plan of merger or consolidation to adjust the rate at which the shares of capital stock of the Corporation are converted into or exchanged for cash, new securities or other property to give effect to such election. The amount deemed distributed to the holders of Series B Preferred Stock upon any such merger or consolidation shall be the cash or the value of the property, rights or securities distributed to such holders by the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Corporation. If no notice of the election permitted by this Subsection
(c) is given, the provisions of Subsection 4(h) shall apply.

   3. Voting.
(a) Each holder of outstanding shares of Series B Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series B Preferred Stock held by such holder are then convertible (as adjusted from time to time pursuant to Section 4 hereof), at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Except as provided by law, by the provisions of Subsection 3(b) below or by the provisions establishing any other series of Series Preferred Stock, holders of Series B Preferred Stock and of any other outstanding series of Series Preferred Stock shall vote together with the holders of Common Stock as a single class.

     (b) The Corporation shall not amend, alter or repeal the preferences, special rights or other powers of the Series B Preferred Stock so as to affect adversely the Series B Preferred Stock, without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series B Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class. For this purpose, without limiting the generality of the foregoing, the authorization of any shares of capital stock with preference or priority over the Series B Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation shall be deemed to affect adversely the Series B Preferred

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Stock, and the authorization of any shares of capital stock on a parity with
Series B Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation shall not be deemed to affect adversely the Series B Preferred Stock. The number of authorized shares of Series B Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the directors of the Corporation pursuant to Section 151 of the General Corporation Law of Delaware.

   4. Optional Conversion. The holders of the Series B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

     (a) Right to Convert. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $10.00 by the Conversion Price (as defined below) in effect at the time of conversion. The "Conversion Price" shall initially be $5.00. Such initial Conversion Price, and the rate at which shares of Series B Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

   In the event of a notice of redemption of any shares of Series B Preferred Stock pursuant to Section 6 hereof, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the fifth full day preceding the date fixed for redemption, unless the redemption price is not paid when due, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation of the Corporation, the Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Series B Preferred Stock.

     (b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall issue such number of whole shares of Common Stock as is equal to the number of shares otherwise issuable, rounded up or down to the nearest whole number.

     (c)  Mechanics of Conversion.
(i) In order for a holder of Series B Preferred Stock to convert shares of Series B Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series B Preferred Stock, at the office of the transfer agent for the Series B Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series B Preferred Stock represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date ("Conversion Date"). The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Series B Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled.

      (ii) The Corporation shall at all times when the Series B Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series B Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series B Preferred Stock.

      (iii) All shares of Series B Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any dividends declared or accrued but unpaid thereon. Any shares of Series B Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized Series B Preferred Stock accordingly.

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   (d)  Adjustment for Stock Splits and Combinations. If the Corporation
shall at any time or from time to time after the date on which a share of Series B Preferred Stock was first issued (the "Original Issue Date") effect a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the Series B Preferred Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately increased. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Series B Preferred Stock, the Conversion Price then in effect immediately before the combination shall be proportionately decreased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

   (e) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price for the Series B Preferred Stock then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price for the Series B Preferred Stock then in effect by a fraction:

     (1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

     (2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

   provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price for the Series B Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price for the Series B Preferred Stock shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Series B Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series B Preferred Stock had been converted into Common Stock on the date of such event.

   (f)  Adjustments for Other Dividends and Distributions
 . In the event the Corporation at any time or from time to time after the Original Issue Date for the Series B Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the Series B Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had the Series B Preferred Stock been converted into Common Stock on the date of such event; provided however, that no such adjustment shall be made if the holders of Series B Preferred Stock simultaneously receive a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received if all outstanding shares of Series B Preferred Stock had been converted into Common Stock on the date of such event.

   (g)  Adjustment for Reclassification, Exchange, or Substitution.
If the Common Stock issuable upon the conversion of the Series B Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Series B Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series B Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

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   (h)  Adjustment for Merger or Reorganization, etc. In case of any consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation (other than a consolidation, merger or sale which is covered by Subsection 2(c)), each share of Series B Preferred Stock shall thereafter be convertible (or shall be converted into a security which shall be convertible) into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series B Preferred Stock would have been entitled upon such consolidation, merger or sale.

   (i) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation shall promptly compute such adjustment or readjustment in accordance with the terms hereof and, upon the written request of any holder of Series B Preferred Stock, furnish to such holder of Series B Preferred Stock, certificate setting forth such adjustment or readjustment and showing the facts upon which such adjustment or readjustment is based.

   5.  Mandatory Conversion.
(a) If the average of the last reported sale price of the Common Stock on the Nasdaq National Market (or such other securities exchange or trading system on which the Common Stock is then listed or traded) over a period of 15 consecutive trading days exceeds $5.00 per share (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting such shares), then, upon the close of business on such fifteenth day (the "Mandatory Conversion Date"), (i) all outstanding shares of Series B Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate and the number of authorized shares of Preferred Stock shall be automatically reduced by the number of shares of Preferred Stock that had been designated as Series B Preferred Stock, and all provisions included under the caption "Series B Convertible Preferred Stock", and all references to the Series B Preferred Stock, shall be deleted and shall be of no further force or effect.

     (b) All holders of record of shares of Series B Preferred Stock will be given written notice of the Mandatory Conversion Date and the place designated for mandatory conversion of all such shares of Series B Preferred Stock pursuant to this Section 5. Such notice shall be sent to each record holder of Series B Preferred Stock at such holder's address last shown on the records of the transfer agent for the Series B Preferred Stock (or the records of the Corporation, if it serves as its own transfer agent). Upon receipt of such notice, each holder of shares of Series B Preferred Stock shall surrender his or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 5. At the close of business on the Mandatory Conversion Date, all rights with respect to the Series B Preferred Stock so converted, including the rights, if any, to receive notices and vote, will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Series B Preferred Stock has been converted, and payment of any declared or accrued but unpaid dividends thereon. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for Series B Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of shares of Common Stock issuable on such conversion in accordance with the provisions hereof.

     (c) All certificates evidencing shares of Series B Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Mandatory Conversion Date, be deemed to have been retired and cancelled and the shares of Series B Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. The Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized Series B Preferred Stock accordingly.

   6. Optional Redemption

   . (a) At any time and from time to time, the Corporation may, at the option of its Board of Directors, redeem the Series B Preferred Stock, in whole or in part, by paying $12.50 per share (subject to appropriate adjustment for

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stock splits, stock dividends, combinations or other similar recapitalizations affecting such shares), plus any dividends declared or accrued but unpaid thereon (hereinafter referred to as the "Redemption Price").

   (b) In the event of any redemption of only a part of the then outstanding Series B Preferred Stock, the Corporation shall effect such redemption pro rata among the holders thereof based on the number of shares of Series B Preferred Stock held by such holders on the date of the Redemption Notice (as defined below).

   (c) At least 30 days prior to the date fixed for any redemption of Series B Preferred Stock (hereinafter referred to as the "Redemption Date"), written notice shall be mailed to each holder of record of Series B Preferred Stock to be redeemed, at his or its address last shown on the records of the transfer agent of the Series B Preferred Stock (or the records of the Corporation, if it serves as its own transfer agent), notifying such holder of the election of the Corporation to redeem such shares, specifying the Redemption Date and the time at which such holder's conversion rights (pursuant to Section 4 hereof) as to such shares terminate (which shall be the close of business on the fifth full day preceding the Redemption Date) and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his or its certificate or certificates representing the shares to be redeemed (such notice is hereinafter referred to as the "Redemption Notice"). On or prior to the Redemption Date, each holder of Series B Preferred Stock to be redeemed shall surrender his or its certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of the Series B Preferred Stock designated for redemption in the Redemption Notice as holders of Series B Preferred Stock of the Corporation (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

   (d) Subject to the provisions hereof, the Board of Directors of the Corporation shall have authority to prescribe the manner in which Series B Preferred Stock shall be redeemed from time to time. Any shares of Series B Preferred Stock so redeemed shall permanently be retired, shall no longer be deemed outstanding and shall not under any circumstances be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series B Preferred Stock accordingly. Nothing herein contained shall prevent or restrict the purchase by the Corporation, from time to time either at public or private sale, of the whole or any part of the Series B Preferred Stock at such price or prices as the Corporation may determine, subject to the provisions of applicable law.

   IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by its President and attested by its Secretary this 13th day of October, 1994.

   XYVISION, INC.
By: /s/ Daniel M. Clarke
President
ATTEST:
 /s/ Eugene P. Seneta
Secretary

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